EXHIBIT 5.1

Writer's Direct Dial:  (516) 663-6600

Writer's Direct Fax:   (516) 663-6643

January 3, 2022

United Health Products, Inc.

10624 S. Eastern Ave., STE A209

Henderson, NV 89052

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for United Healthcare Products, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering of up to an aggregate of 400,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value, pursuant to (i) the Employment Agreement dated as of January 1, 2020, between Company and John Gerhardt, as amended (the “Gerhardt Employment Agreement”) and (ii) the Employment Agreement dated as of December 14, 2020, between Company and John Phillips, as amended (the “Phillips Employment Agreement” and together with the Gerhardt Employment Agreement, collectively, the “Plans”).

In arriving at the opinions expressed below, we have examined and relied on the following documents:

(i) the Registration Statement;

(ii) the Plans;

(iii) the Certificate of Incorporation of the Company, and all amendments thereto;

(iv) the By-Laws of the Company in force as of the date hereof; and

(v)  certain resolutions of the Board of Directors of the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.  Furthermore, we have assumed that payment of the appropriate exercise price of the options issued under the Plans will be made at the time of exercise.

Based upon the foregoing, we are of the opinion that the Shares, when issued upon the due exercise of the options, will be duly and validly authorized, and upon issuance and delivery in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion is intended solely for the benefit of the Company and, without our prior written consent, this opinion may not be furnished to (by summary or otherwise) or relied upon by any person, firm or entity and may not be quoted or copied in whole or in part or otherwise referred to in any other document or communication or filed with any governmental agency or person, except as set forth herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ruskin Moscou Faltischek P.C.

RUSKIN MOSCOU FALTISCHEK P.C.

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